EXHIBIT 99.3

FOR IMMEDIATE RELEASE:

CHINATEL CLOSES US$640 MILLION IN EQUITY INVESTMENTS AT $3 PER SHARE

IRVINE, CA – February 9, 2010 – ChinaTel Group, Inc. (ChinaTel) (OTCBB: CHTL), a leader in high speed wireless broadband and telecommunications infrastructure engineering and construction services, today announced it has signed and received the first combined installments of two stock purchase agreements calling for a total investment of $640 million into the company. The combined investment represents 48% of the total outstanding shares, valuing ChinaTel in excess of $1.33 billion.

The investors have each made initial payments called for under their respective contracts.  By March 1, 2010, ChinaTel will have received $241 million, and the balance of $399 million by June 1, 2010.  Proceeds from the contracts will primarily be used to expand and deploy wireless broadband networks worldwide in addition to repaying existing financing notes.  Full details of the transactions are available on Form 8-K filed with SEC at www.sec.gov.

ChinaTel’s CEO, George Alvarez, stated, “With this infusion of capital, we can pursue our global expansion plans, and accelerate the deployment of the Chinacomm network in the Peoples Republic of China (PRC)  We expect to complete build-out of the first twelve PRC cities by June, 2011.  When completed, the Chinacomm network will be one of the largest wireless broadband networks in the world.”

The investment partners are Excel Era Limited (Excel), a Hong Kong based investment group, and Isaac Organization, Inc. (Isaac), a Canadian-based investor.  Excel is investing $480 million and acquiring approximately 159.6 million new shares of ChinaTel’s series A common stock to be issued, which represents 36% of total shares issued and outstanding as of the closing date.  Isaac is investing $160 million and acquiring approximately 53.2 million newly issued shares, which represents 12% of the total outstanding shares.  The price per share for both transactions is $3.0075.

ChinaTel’s President, Colin Tay remarked: “We have worked very hard to execute transactions beneficial to both our shareholders and our new institutional investors.  We selected these investment partners because they provide unique alliances that will facilitate ChinaTel’s ability to penetrate additional markets globally.’

Isaac Organization has previously served as a strategic advisor to ChinaTel in addition to developing and managing a portfolio of assets valued in excess of $5 billion, including significant interests in Asia.  “We have been involved with ChinaTel in an advisory capacity and are very pleased to take a larger role with the Company. Being very familiar with the ChinaTel story, Isaac Organization seized the opportunity to invest in the next generation of a high-demand technology to meet the needs of rapidly emerging markets,” said Tony Isaac, CEO of Isaac Organization.  “The timing was right for this investment, and we look forward to our increased role with and the future of ChinaTel.”

In conjunction with the financing, ChinaTel is appointing Tony Isaac and Charles Wang to its board, expanding the number of company directors from four to six. Mr. Wang is CEO of Excel, which has a strategic presence in numerous markets, including India, Argentina, Peru and Brazil.

“Being asked to join the board of ChinaTel is a great honor. I look forward to working closely with the management team and brining my relevant technology management and public company board experience to ChinaTel,” said Charles Wang.

About ChinaTel Group, Inc.
ChinaTel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services. ChinaTel is presently building, operating and deploying networks in Asia and South America: a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

About Excel Era Limited
Excel provides creative financial solutions and funding for private projects, humanitarian projects and individual clients in niche investment banking and financial service environments.  With over $200 billion under management, our range of services includes (a) asset management, and (b) project financing.  Our specialty is providing multi-dimensional financing solutions for our clients by viewing the total picture of the client’s goals, assessing not only financial requirements, but the aggregate of needs in relation to opportunities, helping each client determine what can be done to enhance the utilization of their assets.  The range of services described above is not offered to the public, but only upon specific request by qualified and sophisticated investors.

About Isaac Organization
Isaac is a leading global private investment firm with approximately $5 billion worth of projects under management across a family of funds. Isaac invests in companies across a broad range of geographies, including the United States, Canada, China, Taiwan, and South Korea.  Guided by a thorough approach to due diligence execution, research and market analysis, Isaac Organization has found one financial truth to be inviolate: growth and real wealth happens over time and scrupulous due diligence.  Isaac’s various funds invest in commercial real estate buildings leased by several agencies of the United States federal government, as well as by hospitals and medical clinics, and other industries including technology, telecommunications and entertainment companies.  Isaac is also involved in urban development projects in Asia.  In recent months the company has closed transactions valued at approximately $346 million.  www.isaac.com

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

Contacts:

China Tel Group, Inc.
Investor Relations
(Toll Free) 1-877-260-9170
investors@chinatelgroup.com

Media:       Lewis Goldberg / 212-896-1216 / lgoldberg@kcsa.com